Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES ANNOUNCES UPDATED GUIDANCE FOR
FOURTH-QUARTER SHIPMENTS
MOUNT AIRY, N.C., September 19, 2007 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced that shipments for the fourth quarter ending September 29, 2007 are expected to decline in the range of 7% to 13% from the prior year due to weaker than anticipated market conditions. Insteel had not previously provided numerical guidance for its fourth-quarter shipments, but had indicated in its third-quarter conference call that it expected fourth-quarter shipments to exceed prior year levels.
Shipments for the fourth quarter have been negatively impacted by weak demand from customers affected by the ongoing downturn in the housing market, high levels of PC strand imports and adverse weather conditions that have delayed projects in certain regions of the country.
“We believed that the inventory corrections by our customers would have been completed by now which would have had a positive impact on shipments during our fourth quarter,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Circumstances clearly have not developed as forecast, however, and we are beginning to have some concerns about customers scaling back purchases in response to the increasing uncertainties regarding the future direction of the economy. In addition, weakening market conditions have caused pricing pressures which have compressed margins in certain product lines.
“During the quarter, we achieved a milestone with the start up of the new engineered structural mesh (“ESM”) production line at our Texas facility. We expect gradually increasing contributions from this project and the previously completed expansions of our Tennessee PC strand and North Carolina ESM operations as we ramp up production on the new equipment. Looking ahead to fiscal 2008, we anticipate similar benefits from the equipment upgrades that are underway at our Delaware welded wire reinforcement and Florida PC strand plants.”
The Company has not historically provided earnings guidance and it is uncertain at this time as to the magnitude of the decrease in fourth-quarter earnings per share that is expected to result from the lower level of shipments.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, ESM and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
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Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 30, 2006, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the severity and duration of the downturn in residential construction activity and the impact on those portions of the Company’s business that are correlated with the housing sector; the severity and duration of the recent weakening in the economy and tightening in the credit markets; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended September 30, 2006.
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